EcoEmissions Solutions, Inc. Completes Asset Purchase From EcoEmissions Systems and Issues Shares

TEMPE, Ariz., Sept. 2, 2010 (GLOBE NEWSWIRE) -- EcoEmissions Solutions (OTCBB:ECMZ) is pleased to announce that it has completed the purchase of the emissions-reducing Catalyst Injection System™ (CIS™) along with other assets, liabilities and operations from EcoEmissions Systems, Inc. by the issuance of 20,000,000 common shares and 2,000,000 preferred shares. The preferred shares can be converted into common stock based on Eco achieving certain performance criteria which are both technical and sales. Up to 40,000,000 common shares could be issued if Eco achieves $30,000,000 in sales and completes its next planned phase of expanded market design applications and next generation products

The CIS™ system's patented emissions-reducing Catalyst Injection System™ (CIS™) offers a global solution for diesel engines used in heavy industry and large marine applications around the world. There have numerous installations and most recently this system was installed on the vessel F/V Kodiak, one of the ships featured on the Discovery Channel TV show "The Deadliest Catch." The CIS system has successfully reduced emissions and lowered fuel costs for the vessel.

This system offers the owner/operators of diesel engines a cost negative solution to achieving emissions reductions by producing a more complete burn of the diesel. Customers and testing have reported an average of 9.2% fuel savings with the Eco product costing about 5% achieving a net savings for the user of about 4% of their fuel bill. On a vessel like the Kodiak, this would mean a savings of approximately $16,250 per year with a reduction of CO2 of 97.2 tons per year.

About EcoEmissions Solutions - EcoEmissions Solutions, Inc. (OTCBB:ECMZ) proven patented emissions-reducing Catalyst Injection System™ (CIS™) offers a global solution for diesel engines used in heavy industry and large marine applications around the world.

The pre-combustion system (the only patented system of its type in the world), injects a platinum-based catalyst (nano) solution into diesel engine cylinders producing a more complete burn of the diesel fuel. Simply installed without modifications to the engine itself, the results are more power, lower fuel consumption, dramatically reduced pollution and an extension of engine life.

The ongoing consumption and replacement of ECMZ catalyst as part of normal diesel engine operation, provides ECMZ with an ongoing revenue stream that increases with the number of engine units installed.

Eco's technology is patented, has further patents pending and is trademarked. For more information, please visit the SEC's EDGAR system or www.eco-emissions.com, send an email to info@eco-emissions.com or call 1 (800) 372-1657.

CONTACT:	EcoEmissions Solutions, Inc.
info@eco-emissions.com
www.eco-emissions.com